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DATE: March 29, 1996

FROM:                                        FOR:
Padilla Speer Beardsley                           Merrill Corporation
224 Franklin Avenue West                          One Merrill Circle
Minneapolis, MN 55404                             St. Paul, MN 55108

Chris Murphy (612)871-8877                        James Sippl (612) 649-1259


FOR IMMEDIATE RELEASE

MERRILL CORPORATION ANNOUNCES ACQUISITION OF FMC RESOURCE MANAGEMENT CORPORATION

     ST. PAUL, Minn, March 29, 1996 -- Merrill Corporation (NASDAQ:MRLL) today announced that it has acquired Washington state based FMC Resource Management Corporation. FMC maintains a prominent niche in the manufacture, distribution, and inventory management of marketing items for large, geographically diverse companies with a need for sophisticated logistics management. FMC products include customized printing, business forms, digital printing, display items and collateral materials. Customers of FMC include Nordstrom, Cinnabon, U.S. West Cellular, Eddie Bauer and Price-CostCo. Terms of the acquisition were not disclosed. The company will operate as an independent subsidiary of Merrill Corporation.
     John Castro, president and CEO of Merrill said of the acquisition, "FMC will complement our Merrill/May business very well. We expect to leverage relationships on both sides, offering an even greater range of services to the respective clients and increasing revenues of both companies. Now with the FMC distribution center in the Northwest and the existing Merrill/May facility in St. Cloud, Minnesota, we have significantly increased our fulfillment capability in the U.S."
     Mark Trumper, CEO/owner and Bill Smith, President/owner of FMC, commented, "We've built a good company here with an all-star client base. Our product line seems to fit well with Merrill's growth strategies and our service philosophies match up very well. We're excited to grow this business further with Merrill's support."
     Merrill Corporation is a leading provider of on-demand, 24-hour-per-day typesetting, printing, document reproduction, imaging and distribution services to financial, legal, corporate and commercial markets worldwide.

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